EXHIBIT 99.1

Immunomedics Appoints Marcella LoCastro to Board of Directors

MORRIS PLAINS, N.J., March 7, 2012 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today announced that Ms. Marcella LoCastro, CPA.CITP, has been appointed to the Company's Board of Directors.

Ms. LoCastro is the Chief Executive Officer of MLoCastro Consulting LLC, and provides Women's Leadership Training for public accounting and professional services firms, as well as the New Jersey Society of Certified Public Accountants. Previously, she served as a Managing Partner at Tatum, LLC, a national professional services firm, Managing Director at SolomonEdwardsGroup, LLC, a national CFO services firm, and has held Partner roles with Deloitte LLP, JH Cohn LLP, Arthur Andersen LLP and Ernst & Young LLP.

Ms. LoCastro currently serves on the Board and the Audit Committee of BioClinica, Inc. (Nasdaq:BIOC); as a Senior Advisor on an Industry Advisory Board for Alvarez and Marsal; and as a board member of several professional and educational organizations. The Board of Directors will recommend the election of Ms. LoCastro in the 2012 proxy, which is expected to be distributed at the end of October.

"Marcella has over 35 years of experience working with Boards, CEOs and CFOs, providing accounting solutions, software implementation, business process improvement, management reporting solutions and Sarbanes-Oxley reviews. We are delighted to have such an experienced and capable executive join us," remarked Dr. David M. Goldenberg, Chairman of the Board of Directors and founder of the Company.

Commenting on her appointment to the Board of the Company, Ms. LoCastro stated, "I am excited about this opportunity to work with members of the Board of Directors and senior management. Immunomedics has a very robust product pipeline of novel therapeutic agents for markets with significant unmet medical needs. I look forward to assisting the Company with its growth strategy."

The Company also announced the departure of Kenneth J. Zuerblis from his position as a member of the Board of the Company. There is no disagreement between Mr. Zuerblis and the Company on any matter relating to the Company's operations, policies or practices.

"On behalf of our entire Board, I would like to thank Ken for his contributions to Immunomedics," said Dr. Goldenberg. "We wish him success in his future endeavors," he added.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 190 patents issued in the United States and more than 400 foreign patents, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Dr. Chau Cheng
         Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com